COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                                ----------------




              REPORT ON AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 1995 AND 1994 AND FOR THE
                    YEARS ENDED DECEMBER 31, 1995 AND 1994,
                     THREE MONTHS ENDED DECEMBER 31, 1993,
                   AND NINE MONTHS ENDED SEPTEMBER 30, 1993

COOPERS                            COOPERS & LYBRAND L.L.P.
& LYBRAND                        a professional services firm


                      REPORT OF INDEPENDENT ACCOUNTANTS
                                 ------------

The Board of Directors and Stockholders
Coldwell Banker Corporation


We have audited the accompanying consolidated balance sheets of Coldwell Banker Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The financial statements of Coldwell Banker Corporation and Subsidiaries for the three months ended December 31, 1993 and the nine months ended September 30, 1993 were audited by other auditors, whose report dated March 11, 1994, expressed an unqualified opinion on these statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coldwell Banker Corporation and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



Coopers & Lybrand L.L.P.
Newport Beach, California
February 27, 1996


Coopers & Lybrand L.L.P., a registered limited liability partnership is a member firm of Coopers & Lybrand (International).

INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
Coldwell Banker Corporation


We have audited the consolidated statements of operations, stockholders' equity and cash flows for the three months ended December 31, 1993 and the consolidated statements of operations and cash flows for the nine months ended September 30, 1993 of Coldwell Banker Corporation and subsidiaries (formerly Coldwell Banker Residential Holding Company and subsidiaries). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows for the three months ended December 31, 1993 and the nine months ended September 30, 1993 of Coldwell Banker Corporation and subsidiaries in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Costa Mesa, California
March 11, 1994

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except share data)
                               ---------------

                                                                December 31,
                                                            -------------------
                                                             1995       1994




                                    ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                  $21,449   $28,740

  Accounts and commissions receivable (net of allowance of
     $1,093 in 1995 and $640 in 1994)                         10,215     8,242

  Subordinated receivable from sales of relocation
     receivables                                              47,313    75,082

  Notes receivable, current portion (net of allowance of
     $1,442 in 1995 and $1,916 in 1994)                        2,284     1,894

  Deferred income taxes                                        4,818     5,856

  Prepaid expenses and other current assets                    4,686     4,397
                                                            --------  --------
     Total current assets                                     90,765   124,211

NOTES RECEIVABLE, long-term portion (net of allowance of
  $507 in 1995 and $968 in 1994)                               4,811     4,573

DEFERRED INCOME TAXES                                          9,551    13,609

PROPERTY & EQUIPMENT, net                                     63,230    66,445

GOODWILL AND OTHER INTANGIBLES , net                          37,091    29,710

OTHER ASSETS                                                   4,481     3,699
                                                            --------  --------
     Total assets                                           $209,929  $242,247
                                                            ========  ========

The accompanying notes are an integral part of these consolidated financial statements.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except share data)
                               ---------------

                                                                December 31,
                                                            -------------------
                                                             1995       1994

              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES
  Accounts payable and accrued expenses                     $102,381   $97,849

  Accrued salaries and benefits                               18,000    18,400

  Income taxes payable                                         9,002     5,826

  Other notes payable, current portion                        37,425    19,363

  Deferred revenue                                             2,236     1,367
                                                            --------  --------
     Total current liabilities                               169,044   142,805

LONG-TERM DEBT                                                83,500    75,350

OTHER NOTES PAYABLE, long term portion                         1,405     1,329

POSTRETIREMENT BENEFITS                                        1,721     1,555

OTHER LIABILITIES                                                932       957
                                                            --------  --------
     Total liabilities                                       256,602   221,996
                                                            --------  --------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY)
  Common stock, $.01 par value, 10,000,000
     shares authorized; 5,749,155 and 5,512,375
     shares issued and outstanding
     in 1995 and 1994, respectively.                              58        55

  Capital in excess of par value                              59,124    54,369

  Accumulated deficit                                       (105,855)  (34,173)
                                                           ---------- ---------
     Total stockholders' equity (deficiency)                 (46,673)   20,251
                                                           ---------- ---------
     Total liabilities and stockholders' equity             $209,929  $242,247
     (deficiency)                                          ========== =========


The accompanying notes are an integral part of these consolidated financial statements.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (Dollars in thousands)
                                 -------------

                                                                                                  Predecessor
                                                                                                  -----------
                                                                                     Three           Nine
                                                         Year           Year         months         months
                                                        ended          ended         ended          ended
                                                      December 31,   December 31,  December 31,  September 30,
                                                          1995          1994          1993           1993

     REVENUES
        Real estate commissions                        $541,012       $523,268       $51,207       $433,716
        Franchise and service fees                       66,263         66,818        14,675         43,974
        Fees for relocation services, net                61,447         58,967        12,616         42,020
        Interest                                          4,447          9,128           653         12,851
        Other                                            25,577         24,779         5,869         21,885
                                                      ---------      ---------      --------       --------
           Total revenues                               698,746        682,960        85,020        554,446
                                                      ---------      ---------      --------       --------
     EXPENSES
        Commissions, fees and other direct expenses     333,239        320,075        32,493        259,253
        Other operating expenses                        289,756        283,721        77,680        237,037
        Interest                                          4,674         12,645         3,325          6,451
        Provision for closed offices                      2,354                                       5,250
        Management fees to parent                           508            550           137          1,464
        Amortization of goodwill and other intangibles    9,101         32,726        38,205          2,272
        Other                                             3,649          6,676         4,110          1,887
                                                      ---------      ---------      --------       --------
           Total expenses                               643,281        656,393       155,950        513,614
                                                      ---------      ---------      --------       --------
     INCOME (LOSS) BEFORE PROVISION (BENEFIT)
        FOR INCOME TAXES AND
        EXTRAORDINARY ITEM                               55,465         26,567       (70,930)        40,832

     PROVISION (BENEFIT) FOR INCOME TAXES                24,385         11,769       (27,922)        17,947
                                                      ---------      ---------      --------       --------
     INCOME (LOSS)  BEFORE EXTRAORDINARY
        ITEM                                             31,080         14,798       (43,008)        22,885

     EXTRAORDINARY ITEM, LOSS ON EARLY
        EXTINGUISHMENT OF DEBT, net of tax benefit
        of $1,593 in 1995 and $4,685 in 1994              2,027          5,963
                                                      ---------      ---------      --------       --------
     NET INCOME  (LOSS)                                 $29,053         $8,835      ($43,008)       $22,885
                                                      =========      =========      ========       ========





The accompanying notes are an integral part of these consolidated financial statements.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                            (Dollars in thousands)
                                 -------------

                                      Common Stock      Capital in
                                  -------------------    excess of    Accumulated
                                   Shares     Amount     par value      deficit         Total

Common stock issued upon
   formation of Coldwell Banker
   Corporation, October 5, 1993   5,500,000    $55        $54,245        $ --         $54,300
Net loss for three months ended
   December 31, 1993                                                    (43,008)      (43,008)
                                  ---------  --------  ------------  -----------    -----------

BALANCE,  December 31, 1993       5,500,000     55         54,245       (43,008)       11,292

Common stock issued                  12,375                   124                         124
Net income                                                                8,835         8,835
                                  ---------  --------  ------------  -----------    -----------

BALANCE, December 31, 1994        5,512,375     55         54,369       (34,173)       20,251

Common stock issued as a
    result of the exercise of
    stock options                   274,660      3          2,744                       2,747
Tax benefits related to the
   exercise of stock options                                2,389                       2,389
Repurchase of common stock          (37,880)                 (378)                       (378)
Net income                                                               29,053        29,053
Dividends paid                                                         (100,000)     (100,000)
Costs related to dividends paid                                            (735)         (735)
                                  ---------  --------  -----------  ------------    -----------
BALANCE, December 31, 1995        5,749,155    $58        $59,124     ($105,855)     ($46,673)
                                  =========  ========  ===========  ============    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)
                                -------------

                                                                                                      Predecessor
                                                                                                      ------------
                                                       Year            Year         Three months      Nine months
                                                      ended           ended            ended            ended
                                                   December 31,     December 31,    December 31,     September 30,
                                                      1995             1994             1993             1993
CASH PROVIDED BY OPERATING ACTIVITIES
 Net income (loss)                                  $29,053         $8,835         ($43,008)           $22,885
 Adjustments to reconcile net income
 (loss) to net cash
  provided by operating activities:
  Depreciation and amortization                      22,423         44,680           41,141             12,384
  Provision for uncollectible notes,
   accounts and commissions receivable                  334            685            1,018              1,568
  Provision for closed offices                        2,354                                              5,250
  Discounts and other costs on sales
   of relocation receivables                          1,614          4,908            2,769
  Proceeds from sales of relocation
   receivables, client advances and
   reduction in the subordinated receivable       1,359,810      1,296,642          356,182
  Relocation receivables originated              (1,333,655)    (1,243,810)        (259,509)
  Loss (gain) on sales of property and
   equipment                                            111             53             (105)          503

  Extraordinary item, loss on early
   extinguishment of debt, net of
   income tax benefit                                 2,027          5,963
  Changes in (net of effects from acquisitions):
   Accounts and commissions receivable                2,303         12,733          108,989            (10,084)
   Equity advances for residential properties, net                                                       7,868
   Notes receivable                                    (435)          (256)            (257)            (1,671)
   Deferred income taxes                              5,096          1,182          (28,655)            (2,046)
   Prepaid expenses and other assets                   (860)         6,455           (1,246)             1,016
   Accounts payable and accrued expenses            (10,299)       (22,846)         (43,651)            (6,376)
   Accrued salaries and benefits                       (581)         5,486            2,007             (2,453)
   Income taxes payable                               3,176        (10,893)            (230)            16,949
   Other liabilities                                    (25)          (485)          (3,222)            (2,199)
   Deferred revenue and advances from
    clients, net                                        869         (2,245)            (410)             1,048
   Postretirement benefits                              166            212             (114)               706
                                                 ----------   ------------   ---------------  ----------------
    Total adjustments                                54,428         98,464          174,707             22,463
                                                 ----------   ------------   --------------   ----------------
        Net cash provided by operating
        activities                                   83,481        107,299          131,699             45,348
                                                 ==========   ============   ==============   ================


The accompanying notes are an integral part of these consolidated financial statements.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (Dollars in thousands)
                                -------------

                                                                                                       Predecessor
                                                                                                       -----------
                                                         Year            Year        Three months      Nine months
                                                         ended           ended           ended            ended
                                                     December 31,     December 31,   December 31,     September 30,
                                                         1995            1994             1993            1993
CASH FLOWS FROM INVESTING ACTIVITIES
 Net changes in parent advances                            69             (82)            1,973           (1,836)
 Expenditures for property and equipment               (9,055)        (10,291)           (1,892)          (8,498)
 Proceeds from sales of property and equiment              76           1,804             1,133            5,323
 Increase in notes receivable from shareholders        (1,224)
 Increase in notes receivable                            (107)           (336)             (278)          (3,033)
 Collections of notes receivable                        1,350           1,845             1,485            1,117
 Payments for acquisitions                             (9,171)            (35)                              (154)
                                                     ------------  ---------------  --------------  ----------------
    Net cash (used in) provided by investing
      activites                                       (18,062)         (7,095)            2,421           (7,081)
                                                     ------------  ---------------  --------------  ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net (decrease) increase in other notes                17,144         (13,884)            4,639            2,943
 Net (decrease) increase in notes payable to bank                                      (165,000)         (60,000)
 (Repayments) borrowings under senior line of credit                  (71,000)           71,000
 (Repayments) borrowings under senior
  subordinated notes                                  (29,350)        (85,650)          115,000
 Extraordinary item, loss on early
  extinguishment of debt, net                          (2,027)         (5,963)
 Borrowings under senior revolver, net                 37,500          46,000
 Common stock issued                                                      124            55,000
 Exercise of stock options                              2,747
 Tax benefits related to the exercise of stock options  2,389
 Purchase of common stock from former stockholder        (378)                         (159,020)
 Payment to former stockholder for covenant
  not-to-compete                                                                        (24,000)
 Costs and fees paid at closing                                                          (8,915)
 Dividends paid                                      (100,000)                                            (2,207)
 Costs related to dividends paid                         (735)
                                                    ---------      -------------      ----------      --------------
    Net cash used in financing activities             (72,710)       (130,373)         (111,296)         (59,264)
                                                    ---------      -------------      ----------      --------------
Effect of exchange rate change on cash                                                                       (23)
                                                    ---------      -------------      ----------      --------------
NET (DECREASE) INCREASE IN CASH
 AND CASH EQUIVALENTS                                  (7,291)        (30,169)           22,824          (21,020)

CASH AND CASH EQUIVALENTS, beginning of period         28,740          58,909            36,085           57,105
                                                    ---------      -------------      ----------      --------------
CASH AND CASH EQUIVALENTS, end of period              $21,449         $28,740           $58,909          $36,085
                                                    =========      =============      ==========      ==============

The accompanying notes are an integral part of these consolidated financial statements.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (Dollars in thousands)
                                -------------

                                                                                                 Predecessor
                                                                                                 -----------
                                                      Year           Year        Three month     Nine months
                                                      ended          ended          ended           ended
                                                   December 31,   December 31,   December 31,     September 30,
                                                      1995           1994           1993            1993

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
 Cash paid during period for:
  Interest                                           $5,566          $13,182        $3,468           $7,824
                                                   ========         ========       =======        =========
  Income Taxes                                      $11,205          $17,722        $1,636           $3,222
                                                   ========         ========       =======        =========
SUPPLEMENTAL DISCLOSURES OF
 NONCASH ACTIVITIES
 Fair value of assets purchased                     $23,469              $35      $628,682             $154
 Cash payments for acquisitions                      (9,171)             (35)     (183,020)            (154)
                                                   --------        ---------      --------         --------
 Liabilities assumed                                $14,298             $ --      $445,662          $    --
                                                   ========        =========      ========         =========

 Advances from clients sold as part
  of the related relocation assets                   $   --           $24,738        $  --          $    --
                                                   ========        ==========     ========          ========



The accompanying notes are an integral part of these consolidated financial statements.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               -------------





1.       BASIS OF PRESENTATION

         The accompanying consolidated financial statements for the year ended December 31, 1995 and 1994, and the three months ended December 31, 1993, reflect the operations of Coldwell Banker Corporation and Subsidiaries (the "Company") (formerly Coldwell Banker Residential Holding Company and Subsidiaries). The stock of the Company was acquired by Fremont Group, Inc. ("Fremont") and senior management of the Company on October 5, 1993, (the "Acquisition") and accounted for as being effective as of October 1, 1993. Because of acquisition adjustments made, the accompanying consolidated financial statements of the Company are not directly comparable to those of the Predecessor.

         The accompanying consolidated statement of operations for the nine months ended September 30, 1993, reflects the operations of the Company prior to the Acquisition when the Company was wholly owned through a subsidiary of Sears, Roebuck and Co. ("Sears"). These operations are referred to as the "Predecessor."

         The purchase price was approximately $159.0 million, including interest in the amount of $2.7 million paid to Sears at closing. In addition, the Company paid to Sears $24.0 million for an agreement not-to-compete.

         The Acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, Business Combinations. Accordingly, the total purchase price has been allocated to the tangible and intangible assets and liabilities acquired based on the Company's estimates of their respective fair values at the date of acquisition.

         The Acquisition had a significant impact on the carrying basis of assets and liabilities. Accordingly, historical results of operations for the three months ended December 31, 1993 and the year ended December 31, 1994, have been significantly impacted from the effects of acquisition accounting.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------

         The significant effects of acquisition accounting on the Company's historical results of operations before income taxes and extraordinary item are as follows:

                                                                                                        Three
                                                                             Year ended             months ended
                                                                          December 31, 1994       December 31, 1993

         Reduction in commission revenues related to
           recording of pending contracts receivable                            $9,768                  $89,596
         Reduction in commission expense associated
           with pending contracts receivable                                    (5,861)                 (52,745)
         Amortization of the intangible value of brokerage,
           franchise and relocation listings acquired                           25,274                   36,246


         On January 6, 1995, the Company acquired certain assets and assumed certain liabilities of Fox & Carskadon, a real estate brokerage company, for a purchase price of approximately $14.7 million. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, Business Combinations. Accordingly, the total purchase price has been allocated to the tangible and intangible assets and liabilities acquired based on the Company's estimates of their respective fair values at the date of acquisition.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The Company - Through its subsidiaries, all of which are wholly-owned, the Company operates a network of company-owned brokerage offices, which conduct real estate brokerage, leasing and management activities in the residential real estate market in the United States. As the franchiser of the Coldwell Banker name and systems, the Company through a subsidiary, Coldwell Banker Residential Affiliates, Inc. ("CBRA"), also provides services, products and certain rights to the Coldwell Banker name to independently owned franchisees throughout the United States, Canada and Puerto Rico. Another subsidiary, Coldwell Banker Relocation Services, Inc. ("CBRS"), provides various relocation services to client corporations that transfer their employees to other geographic locations. Other subsidiaries provide various other real estate-related services.

         Principles of consolidation - The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------

         Management Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash Equivalents - The Company considers short-term investments which have maturities of three months or less at date of acquisition to be cash equivalents.

         Property and Equipment - Property and equipment, including significant improvements thereto, are stated at cost. Upon retirement or other disposal, the asset cost and related accumulated depreciation are removed from the accounts, and the net amount less any proceeds, is charged or credited to income. Maintenance and repairs are charged to expense as incurred. Facilities which have been closed, and that management intends to sell, are carried at the lower of cost less accumulated depreciation or estimated realizable value.

         Depreciation and Amortization - The Company provides for depreciation on the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized on the straight-line method over the estimated useful life of the asset or the term of the lease, whichever is shorter.

         Property and equipment are depreciated or amortized over the following estimated useful lives:
                                                Years
         Land Improvements                        20
         Building and improvements                35
         Leasehold improvements                 Lesser of estimated useful life
                                                 or remaining term of lease
         Furniture and equipment                3 to 5

         Leases - Aside from the Company's corporate headquarters, the Company operates primarily in leased facilities. Lease terms are generally five years with options to renew at varying terms. Certain facility leases include scheduled base rent increases over the term of the lease. The total amount of the base rent payments is being charged to expense on the straight-line method over the term of the leases. The Company has recorded a liability to reflect the excess of rent expense over cash payments since the inception of the leases. In addition to the base rent payment, the Company may also be required to pay a monthly allocation of the buildings' operating expenses.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------

         Goodwill and Other Intangibles - Goodwill represents the excess of cost over the fair value of net assets acquired. Goodwill is being amortized on a straight line basis over terms ranging between 1 year and 25 years. Other intangibles are stated at cost and include a covenant not-to-compete with Sears. The covenant not-to-compete is being amortized on a straight-line basis over the term of the covenant which is four years. The Company assesses whether there has been a permanent impairment in the value of intangible assets by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Management believes no permanent impairment has occurred.

         Income Taxes - The Company's operations are consolidated for federal income tax purposes with those of Sears through October 4, 1993, and for federal and California purposes, with those of Fremont since October 5, 1993. In all other taxing jurisdictions, the Company files its own tax returns. The income tax arrangement between the Predecessor and Sears provided that the Predecessor's provision for income taxes generally would be determined as if the Predecessor were filing its own tax returns. Further, Sears agreed to reimburse the Predecessor for the benefit it received from its utilization of any federal tax losses or tax credits generated by the Predecessor. The income tax arrangement between the Company and Fremont provides that the Company's provision for federal and California income taxes generally will be determined as if the Company were filing its own tax returns and began operations on October 5, 1993.

         The Company uses the liability method of accounting for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income taxes are recorded based on the difference between financial statement and income tax bases of assets and liabilities and available tax credit carryforwards using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance would be established for deferred income tax assets if it were more likely than not that some portion or all of the deferred income tax assets will not be realized. Income tax expense is the tax payable for the period and the change during the period in deferred income tax assets and liabilities.

         Closed Offices - In the course of business, the Company opens and closes real estate brokerage offices and facilities based on industry and local market conditions. Leases related to facilities which have been closed are evaluated taking into consideration current and prospective real estate market conditions, sublease and lease termination opportunities, and other factors, and a charge to operations is recorded to reflect the expected future lease and other expenses associated with such closed facilities.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------


         Revenue Recognition - Real estate commissions are recorded as revenue upon close of escrow or upon transfer of title. Other commissions and fees are recorded as revenue at the time the related services have been performed by the Company unless significant future contingencies exist.

         Fees for relocation services are earned under contracts with client corporations and consist of real estate related fees associated with the acquisition, management and resale of employee-transferees' homes and fees derived from providing additional non-real estate relocation administration services which include the administration of client corporations' relocation policies, the management of household goods moves, and accounting for employee-transferees' relocation reimbursable expenses. Real estate related relocation revenues are recognized partially upon acquisition of the home from the employee-transferee and the remainder upon close of escrow or transfer of title. Fees associated with non-real estate services are recognized over the periods in which the services are provided and the associated expenses are incurred. All fees for relocation services are shown net of expenses reimbursed by client corporations.

         Franchise fee revenues are recognized upon substantial completion of the Company's obligation to the franchisee. Franchise service fee revenues are recognized when the franchisee settles or closes escrow on real estate transactions brokered by the franchisee.

         Relocation Services - Real estate related services provided by CBRS include responsibility for the acquisition, management and sale of the employee-transferee's home, providing equity advances on the employee-transferee's home for purchase of a new home and certain other relocation related services.

         While CBRS possesses legal or equitable title to the properties, any difference between the purchase price and the ultimate sales proceeds is the responsibility of the client corporation. Additionally, direct expenses of managing the homes under contract (continuing mortgage payments, property taxes, repairs and maintenance, etc.) are borne by the client corporation. Funds are generally advanced by the client corporation to CBRS for payment of these home management costs. After the home selling transaction is completed, a settlement of actual costs, fees and the funds advanced is made with the client corporation.

         Under certain contracts with client corporations, CBRS may provide an advance of equity prior to the acquisition of the home and may fund other relocation related expenses on behalf of the client corporation. In addition, CBRS may advance funds to pay off all mortgage debt upon purchase of the home by CBRS. These advances are repaid to CBRS upon the close of escrow or transfer of title when the related home is resold. All

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------

         advances generally carry an interest charge and are guaranteed by the client corporation.

         Several client corporations have arranged to fund all or a portion of their relocation related expenses, including equity payments to their employee-transferees. Such funding reduces the requirement for CBRS to fund such expenses and is repaid to the client corporation upon the close of escrow or transfer of title when the related home is sold.

         As described in Note 4, certain eligible Receivables arising from the above transactions have been sold to an unrelated trust.

         Franchise Agreements - Upon execution of the franchise agreement, a franchisee is required to pay an initial franchise fee based on the number of locations franchised. The franchisee is also required to pay a service fee equal to a percentage of its gross revenues, as defined in the franchise agreement.

         Stock Options - In October 1995, the Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123") which is effective for transactions entered into in fiscal years that begin after December 15, 1995. The Company is currently studying the effects of adopting SFAS 123 or continuing to account under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

         Reclassification - Certain prior period amounts have been reclassified to conform with the current period presentation.

3.       CASH AND CASH EQUIVALENTS

         Included within cash and cash equivalents is $9,674,000 and $17,082,000 at December 31, 1995 and 1994, respectively, of funds invested in certificates of deposit and other similar cash equivalents that cannot be used other than to repay the loans that provided the cash for these cash equivalents. The loans to which these cash equivalents relate are included in other notes payable, current portion (See Note 8).

4.       SUBORDINATED RECEIVABLE FROM SALES OF RELOCATION RECEIVABLES

         Effective October 5, 1993, CBRS entered into a three-year $250 million agreement to sell, on a revolving basis, its ownership interest in the principal portion of certain of its eligible accounts receivable and equity advances for residential properties, net ("Receivables"). On October 5, 1994, CBRS entered into a similar new five-year agreement (the "Agreement") that replaced the agreement of October 5, 1993. The

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------



         Agreement allows for up to $250 million of outstanding cash proceeds to be available for the sales of such eligible Receivables net of client advances. The level of cash proceeds is subject to change based on the level of eligible Receivables and restrictions on concentrations of Receivables. Under terms of the Agreement, CBRS generally receives a portion of the sale proceeds in cash from the buyer with the remainder payable in the form of a non-interest bearing receivable from the purchaser. Additionally, CBRS services the Receivables portfolio for the purchaser for a fee. During the course of the Agreement, proceeds from collection of the Receivables are available first to repay the purchaser; at the expiration of the Agreement, CBRS and the purchaser will share a proportionate risk of loss as the eligible pool of Receivables is liquidated subject to the recourse provisions of the Agreement. Included in other expenses for the years ended December 31, 1995 and 1994, and the three months ended December 31, 1993, are $1,614,000, $4,908,000 and $2,769,000,
         respectively, of discounts and other costs recognized on sales of such Receivables. At December 31, 1995 and 1994, all qualifying Receivables have been sold as required by the terms of the Agreement. The outstanding amount due under the subordinated receivable at December 31, 1995 and 1994, was $47,313,000 and $75,082,000,
         respectively, which is net of deferred interest income of $1,940,000 and $2,282,000, respectively, based on interest rates ranging FROM 6.67% to 9.05%. At December 31, 1995 and 1994, $16,023,000 and
         $51,288,000, respectively, of this receivable was available on demand and the remainder is subject to recourse provisions and is, therefore, effectively subordinated to repayments to investors.

5.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following at December 31,

                                                     1995               1994
                                                          (in thousands)

         Land and land improvements                   $9,228            $9,412
         Buildings and improvements                   23,143            22,880
         Leasehold improvements                       10,507             9,041
         Furniture and equipment                      40,656            33,838
                                                     -------           -------

                                                      83,534            75,171

         Less accumulated depreciation
         and amortization                            (20,304)           (8,726)
                                                     -------           --------

         Property and equipment, net                 $63,230           $66,445
                                                     =======           =======

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------



         Depreciation expense was $13,322,000 and $11,954,000 for the years ended December 31, 1995 and 1994, respectively, $2,936,000 for the three months ended December 31, 1993, and $10,112,000 for the nine months ended September 30, 1993.

6.       GOODWILL AND OTHER INTANGIBLES

         Goodwill and other intangibles consist of the following at December 31,

                                                     1995                1994
                                                          (in thousands)

         Goodwill                                    $30,257            $15,209
         Listing contracts                            62,815             61,520
         Covenant not-to-compete                      24,050             24,000
                                                    --------           --------

                                                     117,122            100,729

         Accumulated amortization                     80,031             71,019
                                                    --------           --------

         Goodwill and other intangibles, net         $37,091            $29,710
                                                     =======            =======

7.       ACCOUNTS PAYABLE AND ACCRUED EXPENSES

         Accounts payable and accrued expenses consist of the following at December 31,

                                                   1995               1994
                                                         (in thousands)

         Accounts payable                          $37,762            $40,359
         Reserve for closed offices                  9,999              9,379
         Accrued expenses and other                 54,620             48,111
                                                 ---------            -------

                                                  $102,381            $97,849
                                                  ========            =======

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------



8.       OTHER NOTES PAYABLE

         Other notes payable consist of the following at December 31,

                                                    1995               1994
                                                          (in thousands)

         Arbitrage loans                            $36,220           $17,082
         Obligations under capital leases             2,300             1,902
         Other                                          310             1,708
                                                  ---------          --------

                                                     38,830            20,692
         Less current portion                        37,425            19,363
                                                   --------           -------

                                                     $1,405            $1,329
                                                   ========           =======

         Proceeds from arbitrage loans in the amount of $9,674,000 and $17,682,000 at December 31, 1995 and 1994, respectively, are invested in certificates of deposits and other similar cash equivalents and cannot be used other than to repay the related loans. The loans bear interest at rates ranging from .8% to 2.0% and are due monthly. Additionally, proceeds from the remainder of the arbitrage loans are unrestricted, bear interest at rates ranging from .5% to 2.0% and are due monthly.

         Obligations under capital leases bear interest at rates ranging from 6.0% to 16.0%, have terms ranging from 24 months to 80 months and are generally collateralized by the related leased assets.

9.       LONG TERM DEBT

         Long Term Debt consists of the following at December 31,

                                                     1995               1994
                                                         (in thousands)

         10 1/4% senior subordinated notes          $    --            $29,350
         Senior revolving credit facility payable     83,500            46,000
                                                     -------          --------

                                                     $83,500           $75,350
                                                     =======           =======

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------


         Senior Subordinated Notes - In connection with the Acquisition, the Company issued $115,000,000 of 10 1/4% Senior Subordinated Notes due June 30, 2003. The Senior Subordinated Notes were subordinated to all senior indebtedness of the Company and were subject to various covenants, all of which the Company was in compliance with at December 31, 1994. The Company repurchased, in the open market, the remaining $29,350,000 of the Senior Subordinated Notes during the year ended December 31, 1995 (See Note 20).

         Senior Indebtedness - On October 6, 1994, the Company entered into a credit agreement with Citicorp U.S.A., Inc. and a group of lenders to provide the Company with a five year $100,000,000 reducing revolving credit facility which includes a $10,000,000 subfacility for letters of credit (the "Credit Agreement"). On July 26, 1995, the Credit Agreement was amended to increase the revolving credit facility to $170,000,000. Borrowings under the Credit Agreement are collateralized by substantially all of the Company's assets, including a pledge of the Company's common stock and that of the Company's principal subsidiaries. Beginning June 30, 1996, the $170,000,000 facility will be reduced semi-annually to $77,500,000 as follows:


                  June 30, 1996                    $155,000,000
                  December 31, 1996                $140,000,000
                  June 30, 1997                    $127,500,000
                  December 31, 1997                $115,000,000
                  June 30, 1998                    $102,500,000
                  December31, 1998                  $90,000,000
                  June 30, 1999                     $77,500,000

         Interest on borrowings under the Credit Agreement is based on the London Interbank Offered Rate ("LIBOR") or Citibank's Alternate Base Rate ("ABR") at the Company's option. Borrowings bear interest at LIBOR plus a margin of 0.5% to 1.25% (1.25% at December 31, 1995). The borrowing rate at December 31, 1995, was 7.00%. Interest is paid on the day of LIBOR maturities and in arrears on the first day of the month for ABR advances.

         The Credit Agreement contains certain covenants that, among other things, limit the type and amount of additional indebtedness that may be incurred by the Company and impose limitations on investments, loans and advances, sales or transfers of assets, liens, dividends and other payments, certain transactions with affiliates and certain mergers. At December 31, 1995 and 1994, the Company was in compliance with all covenants.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------


10.      STOCK OPTIONS

         In connection with the Acquisition, six members of management were granted stock options to purchase, at the then fair value of $10.00 per share, 645,400 shares of the Company's common stock. Additionally in March 1994, certain directors of the Company were granted options to purchase, at $10.00 per share, 37,125 shares of the Company's common stock. In July 1995, certain employees of the Company were granted options to purchase, at the then estimated fair value of $26.61 per share, 90,000 shares of the Company's common stock. Options granted vest in five equal installments beginning one year after the date of grant and for a five year period thereafter, except that all options become immediately vested upon a change in control of the Company (as defined in the option agreements). The options expire seven years after the date of grant. On August 16, 1995, 274,660 options were exercised at $10.00 per share. At December 31, 1995 and 1994, total unexercised options were 442,545 and 682,525, respectively, of which none and 129,080 options, respectively, were exercisable.

11.      FEES FOR RELOCATION SERVICES

         Fees for relocation services, net, consist of the following:

                                                                                                      Predecessor
                                                                                                      -----------
                                                                                      Three months    Nine months
                                                       Year ended     Year ended          ended          ended
                                                      December 31,   December 31,     December 31,   September 30,
                                                          1995           1994             1993           1993
                                                                          (in thousands)
         Gross fees and expenses incurred
           for relocation services                      $451,061        $370,375         $73,455        $272,899

         Less reimbursed expenses                        389,614         311,408          60,839         230,879
                                                         -------         -------          ------         -------

         Fees for relocation services, net               $61,447         $58,967         $12,616         $42,020
                                                         =======         =======         =======         =======


12.      FRANCHISE OPERATIONS

         Included in expenses in the accompanying consolidated statements of operations are $49,315,000, $35,889,000, $8,674,000 and $26,987,000
         of expenses (principally other operating expenses) related to franchise operations for the years ended December 31, 1995 and 1994, three months ended December 31, 1993, and the nine months ended September 30, 1993, respectively.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------


13.      INCOME TAXES

         The provision (benefit) for income taxes before extraordinary item consists of the following:


                                                                                                     Predecessor
                                                                                                     -----------
                                                                                  Three months      Nine months
                                       Year ended            Year ended              ended             ended
                                      December 31,          December 31,          December 31,     September 30,
                                          1995                  1994                  1993              1993
                                                          (in thousands)
         Federal:
           Current                        $14,018                $8,914                   $67           $16,089
           Deferred                         4,934                 1,034               (23,177)           (2,050)
                                         --------              --------              ---------         ---------

                                           18,952                 9,948               (23,110)           14,039
                                         --------              --------              ---------          -------
         State:
           Current                          5,271                 1,673                   665             3,904
           Deferred                           162                   148                (5,477)                4
                                        ---------             ---------             ----------      -----------

                                            5,433                 1,821                (4,812)            3,908
                                        ---------              --------             ----------         --------

                                          $24,385               $11,769              ($27,922)          $17,947
                                          =======               =======              =========          =======

         A reconciliation of income taxes at the statutory rate to the effective rate is as follows:


                                                                                                        Predecessor
                                                                                                        -----------
                                                                                       Three months     Nine months
                                                        Year ended     Year ended         ended           ended
                                                       December 31,   December 31,      December 31    September 30,
                                                           1995           1994             1993            1993

         Statutory rate                                    35.0%          35.0%            35.0%           35.0%
         State taxes, net of
           federal benefit                                  6.4            4.5              4.2             6.2
         Goodwill amortization                               .8            1.9              0.2             2.2
         Foreign operations                                  .1
         Other                                              1.7            2.9                              0.6
                                                          -------        -------        ---------         -----

         Effective rate                                    44.0%          44.3%            39.4%           44.0%
                                                           =====          =====            =====           =====

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------


         Income taxes payable in the accompanying consolidated balance sheets are comprised principally of amounts owed to Fremont for income taxes.

         The components of the Company's deferred income taxes as reflected in the consolidated balance sheets are summarized as follows at December 31,

                                                    1995                1994
                                                         (in thousands)
         Deferred income tax assets
             Closed office and other reserves      $11,733             $14,454
             Deferred franchise costs                2,521               1,788
             Accrued vacation pay                    1,605               1,524
             Allowance for bad debts                 1,356               1,431
             Deferred rents                          1,347               1,379
             Postretirement benefits                   757                 652
             Deferred gain on sale/leaseback           302                 344
             Deferred compensation                     743                 252
             Other                                   1,846               2,344
             Pending and listing contracts              547
                                                  ---------            -------

         Total deferred income tax assets           22,757              24,168
                                                   -------             -------

         Deferred income tax liabilities
             Depreciation                            2,395               1,693
             Relocation contracts                    2,899               1,656
             Effects of state taxes                    666               1,354
             Other                                   2,428
                                                  --------            --------

         Total deferred income tax liabilities       8,388               4,703
                                                 ---------            --------

         Net deferred income tax assets            $14,369             $19,465
                                                   =======             =======

         Management believes it is more likely than not that the Company will fully utilize its deferred tax assets by applying them against taxable income to be generated in future years. The Company estimates that the majority of its deferred tax assets will be realized during the next three years.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------


14.      LEASE COMMITMENTS

         The Company leases certain of its offices and equipment under noncancelable operating leases.

         Minimum annual rental commitments under noncancelable operating leases and related sublease rentals are as follows at December 31, 1995:

                                                  Minimum        Sublease
                                                 payments         rentals
                                                     (in thousands)
         Years ending December 31,
              1996                                $32,330          $3,965
              1997                                 23,777           2,167
              1998                                 17,764           1,167
              1999                                 11,298             808
              2000                                  6,298             565
              Thereafter                            9,426           1,126
                                               ----------         -------

                                                 $100,893          $9,798
                                                 ========          ======

         A portion of the above rental commitments and associated sublease rental income for closed offices have been accrued for in the reserve for closed offices.

         Rent expense was $27,203,655 (net of sublease rentals of $453,216) for the year ended December 31, 1995, $25,667,000 (net of sublease rentals of $451,000) for the year ended December 31, 1994, $7,060,000 (net of sublease rentals of $864,000) for the three months ended December 31, 1993, and $24,834,000 (net of sublease rentals of $724,000) for the nine months ended September 30, 1993.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------


15.      TRANSACTIONS WITH AFFILIATES

         Transactions with Parent and Other Affiliates - In the ordinary course of business, the Company has transactions with certain affiliated companies. Transactions with its parent and other affiliates were as follows:


                                                                                                       Predecessor
                                                                                                       -----------
                                                                                       Three months    Nine months
                                                        Year ended      Year ended        ended           ended
                                                       December 31,    December 31,    December 31,  September 30,
                                                            1995           1994            1993           1993
                                                                             (in thousands)

         Management fees to parent - Fremont                  $508           $550           $137         $  --
         Federal and state income taxes paid
             to parent - Fremont                             8,246            917          1,312
         Relocation revenues from
             Bechtel Group, Inc.                             1,907
         Relocation revenues from Sears
             affiliated entities                                                                           2,210
         Management fees to parent -
             Sears affiliated entities                                                                     1,464
         Insurance - Sears affiliated entities                                                             6,133
         Profit sharing - Sears affiliated entities                                                        1,727
         Data processing and other allocated
             expenses - Sears affiliated entities                                                          3,927


         Insurance - The Predecessor participated in a self-insured medical insurance plan administered by Sears through September 30, 1993. The Predecessor's portion of medical insurance expense was $4,157,000 for the nine months ended September 30, 1993. In addition, during the nine months ended September 30, 1993, the Predecessor paid $1,976,000 related to worker's compensation and general insurance programs administered by its parent.

         Management Fees to Parent - Management fees to Fremont for the year ended December 31, 1995, December 31, 1994, and the three months ended December 31, 1993, consist of charges for accounting, finance and other support services. Management fees to Predecessor's parent, charged through September 30, 1993, consist of charges for accounting, legal, treasury and employee benefit administration and other support services. These costs have been allocated to the Company on the basis of various factors which take into consideration the relative costs and expenses incurred by the parent in providing such services to the Company. Management believes that the amounts

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------


         allocated to the Company have been computed and charged to the Company on a reasonable basis.

16.      COMMITMENTS AND CONTINGENCIES

         Data Processing - The Company entered into an agreement as of August 1, 1994, with Advantis, a general partnership between affiliates of Sears and International Business Machines Corporation. Under the agreement, Advantis will continue to provide the Company with information processing, data networking and related services. As to central processing unit information services, the agreement is exclusive, but there is no minimum annual commitment. The agreement replaces an earlier agreement with Advantis which had a minimum annual commitment of approximately $6,600,000. The agreement will expire, unless earlier terminated or extended, on December 31, 1998.

         Communications - The Company entered into an agreement as of December 13, 1994, with AT&T. Under this agreement, AT&T will provide the Company with voice communications services formerly provided by Advantis. Pursuant to the agreement, the Company has an aggregate minimum annual commitment of approximately $3,000,000 subject to various cost of living and usage adjustments. The agreement will expire, unless earlier terminated or extended, on December 14, 1998.

         Litigation - The Company and its subsidiaries are defendants in certain lawsuits involving routine litigation incidental to the businesses in which they are engaged. Based on the opinions of in-house and external counsel, the Company believes that any liability which may result from disposition of these lawsuits will not have a material effect on the Company's consolidated financial position or results of operations.

17.      FIDUCIARY FUNDS

         Fiduciary Funds - The consolidated financial statements do not include the assets and liabilities or activities of various fiduciary funds. At December 31, 1995 and 1994, such funds amounted to $37,570,000 and $28,774,000, respectively. These funds are primarily comprised of deposits by homebuyers pending close of escrow or transfer of title. The Company is subject to various disclosure and fiduciary duties under certain state laws with which the Company believes it currently complies.

         Advertising Fund - Under terms of CBRA's franchise agreements, company-owned brokerages and franchisees are required to contribute to an advertising fund administered by the Company. The consolidated financial statements do not reflect the net assets or activities of the advertising fund. Net assets of the advertising fund aggregated

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------



         $2,065,000 and $1,928,000 at December 31, 1995 and 1994,
         respectively. For the years ended December 31, 1995 and 1994, the three months ended December 31, 1993, and the nine months ended September 30, 1993, the Company contributed $2,983,000, $3,087,000, $763,000 and $2,582,000, respectively, and franchisees contributed $13,683,000, $13,093,000, $3,026,000 and $8,325,000, respectively, to the advertising fund.

18.      FAIR VALUE INFORMATION

         The following disclosure of the estimated fair value of financial instruments at December 31, 1995 and 1994, is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

         The carrying values of cash and cash equivalents, accounts and commissions receivable, accounts payable and accrued expenses, and notes payable at December 31, 1995 and 1994, are a reasonable estimate of their fair value.

         The carrying value of notes receivable and subordinated receivable from sale of relocation receivables, excluding notes aggregating $208,000 and $641,000, net, at December 31, 1995 and 1994,
         respectively, approximates fair value estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the remaining maturities.

         The fair value of the $208,000 and $641,000 of notes receivable at December 31, 1995 and 1994, respectively, is net of an allowance for doubtful accounts of $175,000 and $241,000, respectively, and is comprised of numerous notes receivable with varying interest rates, collateral values and payment characteristics arising from the Company's real estate brokerage operations and certain nonperforming notes receivable; accordingly, the fair value of these notes receivable was not estimated because it was not practical without excessive cost in relation to the amount of the notes receivable to reasonably assess the credit adjustment that would be applied for such loans.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------



         The fair value of the Company's Senior Subordinated Notes payable with a carrying value of $29,350,000 at December 31, 1994, was $31,929,000 based on the amount paid to repurchase the notes in the open market in 1995.

         The fair value information presented herein is based on pertinent information available to management as of December 31, 1995 and 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

19.      POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         The Company provides certain healthcare and life insurance benefits for retired employees. Generally, qualified employees may become eligible for these benefits if they retire in accordance with the Company's established retirement policy and are continuously insured under the Company's insurance plans prior to retirement. All retired employees of the Company who are age 55 with 15 years of continuous service in a plan offered by the Company are eligible for these benefits. The Company's postretirement benefit plans currently are not funded. The Company has the right to modify or terminate these plans. The Company accrues the cost of retiree healthcare and life insurance benefits during the employee's service with the Company.


         Postretirement benefits costs were comprised of the following:

                                                                                                      Predecessor
                                                                                                      -----------
                                                                                      Three months    Nine months
                                                          Year ended    Year ended       ended         ended
                                                         December 31,  December 31,   December 31,  September 30,
                                                             1995          1994           1993           1993
                                                                             (in thousands)
         Service costs (benefits) earned
           during the period                                  $120           $141         ($68)           $424
         Interest costs on accumulated
           postretirement benefit obligation                    81             93          (46)            282
                                                             -----          -----       -------          -----

         Postretirement benefit costs (benefits)              $201           $234        ($114)           $706
                                                              ====           ====        ======           ====




                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------


         Accumulated postretirement benefits were as follows at December 31,


                                                                                  1995             1994
                                                                                     (in thousands)
         Accumulated postretirement benefit obligation:
           Retirees & Dependents                                                    $85              $52
           Fully eligible active plan participants                                  273              191
           Other active plan participants                                           948              922
                                                                                -------          -------

         Accumulated postretirement benefit obligation                            1,306            1,165

         Unrecognized gain                                                          415              390
                                                                                -------          -------

         Accrued postretirement benefit costs
           recognized in the consolidated balance sheets                          $1,721           $1,555
                                                                                 ======           ======



         Subsequent to the adoption of Statement of Financial Accounting Standards No.106, Employers' Accounting for Postretirement Benefits Other Than Pensions, at January 1, 1992, the Company modified the cost-sharing provisions related to retiree contributions. These modifications reduced the Company's accumulated postretirement benefit obligation as of December 31, 1992. The unamortized effects of the negative plan amendments were eliminated in connection with the accounting for the Acquisition.

         The weighted average healthcare costs trend rate used in measuring the accumulated postretirement benefit obligation and postretirement benefit cost was 8.0% in 1995, gradually declining to 5.5% in 2001, and remaining at that level thereafter. A 1.0% increase in the assumed healthcare cost trend rate for each year would increase the accumulated postretirement benefit obligation by $43,000 and would increase the sum of the service cost and interest cost by $7,000.

         The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0%.

20.      EXTRAORDINARY ITEM RELATED TO THE EARLY EXTINGUISHMENT OF DEBT

         During the year ended December 31, 1995, the Company incurred an extraordinary loss of $2,027,000 net of income tax benefits of $1,593,000. The loss was related to the repurchase of senior subordinated notes.

                 COLDWELL BANKER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  -----------


         During the year ended December 31, 1994, the Company incurred an extraordinary loss of $5,963,000 net of income tax benefits of $4,685,000. The loss was related to the refinancing of the senior indebtedness and repurchase of senior subordinated notes.

21.      QUARTERLY INFORMATION (UNAUDITED)

                                                                           Year ended December 31, 1995
                                                               ---------------------------------------------------
                                                                 First        Second         Third        Fourth
                                                                 quarter      quarter       quarter       quarter

         Revenues                                               $126,850      $186,038     $207,713     $178,145
                                                                ========      ========     ========     ========

         Income (loss) before provision
          (benefit) for income taxes
          and extraordinary item                                ($10,907)     $ 15,473      $31,931      $18,968
                                                                =========     ========      =======      =======

         Income (loss) before extraordinary item                 ($6,231)       $8,757      $17,514      $11,040
                                                                 ========       ======      -------      -------

         Net income (loss)                                       ($8,294)       $8,829      $17,514      $11,004
                                                                 ========       ======      =======      =======

                                                                       Year ended December 31, 1994
                                                               ----------------------------------------------------
                                                                First         Second         Third        Fourth
                                                               quarter       quarter       quarter       quarter

         Revenues                                               $129,518      $201,469     $193,973     $158,000
                                                                ========      ========     ========     ========

         Income (loss) before provision
          (benefit) for income taxes
          and extraordinary item                                ($30,666)      $28,177      $27,775       $1,281
                                                                =========      =======      =======       ======

         Income (loss) before extraordinary item                ($16,253)      $14,934      $14,669       $1,448
                                                                =========      =======      =======       ======

         Net income (loss)                                      ($16,253)      $13,525      $14,669      ($3,106)
                                                                =========      =======      =======      ========